Exhibit 99

Press Release	Source: First Acceptance Corporation Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Third Quarter and Nine Months Ended March 31, 2008
NASHVILLE, TN, May 12, 2008/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the third quarter and nine months ended March 31, 2008.
Operating Results
     Revenues for the three months ended March 31, 2008 were $84.0 million, compared with $92.0 million in the same period last year. Net income for the three months ended March 31, 2008 was $0.8 million, or $0.02 per share on a diluted basis, compared with net income of $3.1 million, or $0.06 per share on a diluted basis, for the three months ended March 31, 2007. Revenues for the nine months ended March 31, 2008 were $253.5 million, compared with $255.4 million for the nine months ended March 31, 2007. Net loss for the nine months ended March 31, 2008 was $9.1 million, or $(0.19) per share on a diluted basis, compared with net income of $7.3 million, or $0.15 per share on a diluted basis, for the nine months ended March 31, 2007.
     The results for the nine months ended March 31, 2008 include an increase in our valuation allowance for the deferred tax asset of $11.6 million, or $0.24 per share on a diluted basis. After considering the recent declines in premiums written, premiums earned and policies in force, we assessed the realization of our net operating loss (“NOL”) carryforwards, which comprises the majority of our deferred tax asset. We concluded at December 31, 2007 that it was appropriate to increase our valuation allowance for the deferred tax asset related to the NOL carryforwards that expire in fiscal years 2008 and 2009. As in our prior assessments, we considered our historical and expected taxable income to determine the sufficiency of our valuation allowance. We remain optimistic about the Company’s future outlook and expect to generate taxable income sufficient to realize our remaining net deferred tax asset. However, our evaluation includes multiple assumptions and estimates that may change over time. If future taxable income is less than current projections, an additional valuation allowance may become necessary that could have a materially adverse impact on our results of operations and financial position. Our updated evaluation at March 31, 2008 resulted in no adjustment to the valuation allowance. At March 31, 2008, the total gross deferred tax asset was $54.7 million and the valuation allowance was $37.7 million.
     Premiums earned decreased by $7.6 million, or 10%, to $72.2 million for the three months ended March 31, 2008 from $79.8 million for the three months ended March 31, 2007. The decrease in premiums earned was due to declines in new policies written during the quarter caused by (1) continued soft economic conditions in our markets coupled with a competitive pricing environment and (2) the closure of 44 underperforming retail locations (or “stores”) since January 2007. These declines were partially offset by premium growth in our South Carolina, Pennsylvania, and Texas markets.

     Premiums earned decreased by $3.1 million, or 1%, to $217.5 million for the nine months ended March 31, 2008 from $220.6 million for the same period last year. This decrease was also a result of the decrease in policies in force. At March 31, 2008, we operated 432 stores compared with 468 stores at March 31, 2007. Our total number of insured policies in force at March 31, 2008 decreased 13% to 215,857 from 247,034 at March 31, 2007.
     Loss and Loss Adjustment Expense Ratio. Our loss and loss adjustment expense ratio was 76.6% for the three months ended March 31, 2008 and 75.4% for the three months ended March 31, 2007. The loss and loss adjustment expense ratio was 76.9% for the nine months ended March 31, 2008 and 75.9% for the nine months ended March 31, 2007. The increase for the three months ended March 31, 2008 was primarily the result of increased frequency attributable to weather-related claims. The increase for the nine months ended March 31, 2008 was further impacted by increased severity attributable to bodily injury and property damage losses in several states.
     For the three and nine months ended March 31, 2008, we did not experience any significant adverse development for prior accident periods. We had previously reported that the three months ended September 30, 2006 included approximately $3.7 million (1.7% of the ratio for the nine months ended March 31, 2007) of adverse development related primarily to the estimation of the severity of losses in Florida and Texas, where we had significant growth during 2006, and Georgia, where we reduced our physical damage premium rates effective January 2006.
     Effective January 1, 2008, we increased our rates in Florida for bodily injury, medical payments, and uninsured motorists coverage in conjunction with the change in coverage resulting from the reinstatement of Personal Injury Protection (“PIP”) coverage. During the first quarter of 2008, we also increased rates in Illinois, Indiana and Texas.
     Expense Ratio. Our expense ratio for the three months ended March 31, 2008 increased to 21.6% from 19.3% for the same period in the prior fiscal year. Our expense ratio was 21.4% for the nine months ended March 31, 2008 compared with 19.3% for the nine months ended March 31, 2007. These increases were primarily the result of (i) costs associated with the closure of underperforming stores, (ii) an increased investment in our product, actuarial and information technology functions, (iii) severance and related benefit charges of $0.7 million incurred in connection with our separation with an executive officer, and (iv) the positive impact on the expense ratio during the nine months ended March 31, 2007 from the transaction service fee of $0.9 million, or 0.6%, earned through December 31, 2006 in connection with our Chicago acquisition.
     Overall, the combined ratio increased to 98.2% for the three months ended March 31, 2008 from 94.7% for the three months ended March 31, 2007. For the nine months ended March 31, 2008, the combined ratio increased to 98.3% from 95.2% for the nine months ended March 31, 2007.

About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At March 31, 2008, we leased and operated 432 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenues:
Premiums earned	$72,209	$79,842	$217,496	$220,630
Fee income	9,311	9,852	27,596	27,675
Investment income	2,687	2,292	8,573	6,336
Other	(222)	(3)	(181)	765

	83,985	91,983	253,484	255,406

Costs and expenses:
Losses and loss adjustment expenses	55,319	60,202	167,336	167,508
Insurance operating expenses	24,936	25,244	74,102	71,082
Other operating expenses	487	560	1,751	2,186
Stock-based compensation	310	295	988	752
Depreciation and amortization	454	404	1,202	1,192
Interest expense	1,192	445	3,822	1,275

	82,698	87,150	249,201	243,995

Income before income taxes	1,287	4,833	4,283	11,411
Provision for income taxes	529	1,767	13,364	4,150

Net income (loss)	$758	$3,066	$(9,081)	$7,261

Net income (loss) per share:
Basic	$0.02	$0.06	$(0.19)	$0.15

Diluted	$0.02	$0.06	$(0.19)	$0.15

Number of shares used to calculate net income (loss) per share:
Basic	47,640	47,603	47,624	47,578

Diluted	48,831	49,691	47,624	49,666

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31,	June 30,
	2008	2007
	(Unaudited)
ASSETS
Fixed maturities, available-for-sale at fair value	$190,320	$176,555
Cash and cash equivalents	39,473	34,161
Premiums and fees receivable, net	74,268	71,771
Receivable for securities	—	19,973
Deferred tax asset	17,000	30,936
Other assets	15,533	15,838
Deferred acquisition costs	5,114	5,166
Goodwill and identifiable intangible assets	144,455	144,492

TOTAL	$486,163	$498,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	98,343	91,446
Unearned premiums and fees	88,937	88,831
Notes payable and capitalized lease obligations	4,614	23,490
Debentures payable	41,240	41,240
Other liabilities	17,116	14,401

Total liabilities	250,250	259,408
Total stockholders’ equity	235,913	239,484

TOTAL	$486,163	$498,892

Book value per share	$4.91	$5.03

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2008	2007	Change	2008	2007	Change
	(in thousands)
Premiums earned:
Georgia	$15,237	$18,087	$(2,850)	$46,475	$52,863	$(6,388)
Florida	10,762	14,993	(4,231)	33,943	40,833	(6,890)
Texas	8,781	8,658	123	25,524	23,555	1,969
Illinois	8,016	8,410	(394)	24,116	22,681	1,435
Alabama	7,209	7,845	(636)	21,747	22,417	(670)
South Carolina	6,195	4,520	1,675	17,485	9,361	8,124
Tennessee	5,179	6,082	(903)	15,869	17,865	(1,996)
Ohio	3,846	4,289	(443)	11,660	12,132	(472)
Pennsylvania	2,606	1,961	645	7,267	4,717	2,550
Indiana	1,736	2,110	(374)	5,510	6,040	(530)
Missouri	1,435	1,600	(165)	4,287	4,487	(200)
Mississippi	1,207	1,287	(80)	3,613	3,679	(66)

Total premiums earned	$72,209	$79,842	$(7,633)	$217,496	$220,630	$(3,134)

COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Loss and loss adjustment expense	76.6%	75.4%	76.9%	75.9%
Expense (1)	21.6%	19.3%	21.4%	19.3%

Combined	98.2%	94.7%	98.3%	95.2%

(1)	Insurance operating expenses are reduced by fee income from insureds and, through December 31, 2007, the transaction service fee received from the Chicago agencies whose business we acquired.
POLICIES IN FORCE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Policies in force – beginning of period	203,008	217,560	226,974	200,401
Net increase (decrease) during period	12,849	29,474	(11,117)	46,633

Policies in force – end of period	215,857	247,034	215,857	247,034

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Retail locations – beginning of period	440	467	462	460
Opened	—	5	2	18
Closed	(8)	(4)	(32)	(10)

Retail locations – end of period	432	468	432	468

RETAIL LOCATIONS BY STATE

	March 31,		December 31,
	2008	2007	2007	2006
Alabama	25	25	25	25
Florida	40	42	40	41
Georgia	61	63	61	63
Illinois	80	82	80	85
Indiana	19	27	22	26
Mississippi	8	8	8	8
Missouri	15	15	16	15
Ohio	29	30	29	30
Pennsylvania	19	25	19	26
South Carolina	28	28	28	26
Tennessee	20	20	20	20
Texas	88	103	92	102

Total	432	468	440	467